The Bear Stearns Companies Inc.

383 Madison Avenue

New York, NY 10179

Tel (212) 272-2000

www.bearstearns.com

Contact:	Elizabeth Ventura	(212) 272-9251
	John Quinn	(212) 272-5934

BEAR STEARNS REPORTS RECORD RESULTS FOR FISCAL 2005

Highest Ever Quarterly Net Revenues, Net Income And EPS

Full Year Record Net Revenues, Net Income And EPS

Firm Increases Quarterly Dividend to $0.28 per share and

Increases Share Repurchase Authorization to $1.5 Billion

NEW YORK, NY – December 15, 2005 – The Bear Stearns Companies Inc. (NYSE:BSC) today reported record earnings per share (diluted) of $2.90 for the fourth quarter ended November 30, 2005, up 11% from $2.61 per share for the fourth quarter of 2004. Net income for the fourth quarter of 2005 was a record $407.0 million, up 15% from $352.6 million for the fourth quarter of 2004. Net revenues for the 2005 fourth quarter were $1.9 billion, up 3% from $1.8 billion for the 2004 fourth quarter. The annualized return on common stockholders’ equity for the fourth quarter of 2005 was 17.7%.

For the full fiscal year ended November 30, 2005, earnings per share (diluted) were a record $10.31, up 6% from $9.76 for fiscal 2004. Net income for the full year 2005 was $1.5 billion, up 9% from the $1.3 billion earned in the twelve-month period ended November 30, 2004. Net revenues for fiscal year 2005 were $7.4 billion, an increase of 9% from $6.8 billion in the prior fiscal year. The after-tax return on common stockholders’ equity was 16.5% for fiscal 2005.

“Bear Stearns continues to grow and prosper as this year marks the fourth consecutive year of record profits. All of our business segments are broader and stronger than ever before,” said James E. Cayne, chairman and chief executive officer of Bear Stearns. “The ability to deliver products and services that meet the comprehensive needs of our clients has allowed us to distinguish ourselves in an increasingly competitive marketplace. These results reflect the dedication we have to serving our clients well and the passion we have for building the franchise.”

Regulatory Update

Bear Stearns has also announced that it has submitted an Offer of Settlement to the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE) to resolve the previously disclosed investigations relating to mutual fund trading. The settlement offer, which was negotiated with the staffs of the SEC and NYSE and will be recommended by them, is subject to approval by the respective regulators. Terms include a payment of $250 million and retention of independent consultants to review aspects of its mutual fund trading and global clearing operations. The company is fully reserved for this settlement.

Mr. Cayne added, “As one of the leading financial services providers, we take our responsibilities to our clients very seriously. We believe that seeking to resolve this issue is in the best interests of our shareholders, clients and employees.”

A brief discussion of the firm’s business segments follows:

CAPITAL MARKETS

Fourth Quarter

Net revenues in Capital Markets, which includes Institutional Equities, Fixed Income and Investment Banking, were $1.4 billion for the fourth quarter of 2005, unchanged from the fourth quarter ended November 30, 2004.

•

Institutional Equities net revenues were $372.6 million, up 25% from $299.1 million for the fourth quarter of 2004. Institutional Equities revenues increased with record revenues in equity derivatives and increases in revenues in both domestic and international equity sales and trading.

•

Fixed income net revenues were $838.6 million, up 18% from $713.0 million in the comparable prior year period. Robust activity levels in the credit derivatives, distressed debt, leveraged finance and municipal finance areas led to the strong quarterly results. Mortgage revenues remained strong on increased commercial securitization activity.

•

Investment Banking net revenues were $231.2 million in the fourth quarter of 2005, down 46% from the $424.7 million in the comparable prior year period. The decrease in net revenues is predominantly due to reduced merchant banking gains in 2005. The company reported $199.9 million of merchant banking net revenues in the fourth quarter of 2004 including the sale of shares in the initial public offering of New York & Company. Equity underwriting net revenues increased due to higher industry activity levels and gains in market-share, partially offset by declines in fixed income underwriting.

Full Year

Capital Markets net revenues were a record $5.6 billion for the full fiscal year 2005, an increase of 6% over the previous $5.3 billion record net revenues reported for 2004.

•

Institutional Equities net revenues for the fiscal year ended November 30, 2005 were up 32% to $1.4 billion from $1.1 billion in fiscal 2004. Equity derivatives net revenues increased to record levels. Net revenues from domestic and international equity sales and trading, and more favorable risk arbitrage results also contributed to the strong results for 2005.

•

Fixed Income net revenues were $3.3 billion in 2005, up 2% from the $3.2 billion recorded in 2004. The Fixed Income Division reported record results for the fifth consecutive year. Record setting results were achieved in the distressed debt, leveraged finance, credit derivative and foreign exchange areas. Continued solid performance in the mortgage-backed securities, interest rate derivative and municipal finance areas also added to the division’s strong results.

•

Investment Banking reported net revenues of $980.5 million for fiscal 2005, down 9% from $1.1 billion in the prior fiscal year. The decrease in net revenues is due primarily to lower merchant banking revenues for 2005 when compared with the strong 2004 results. Equity underwriting net revenues increased significantly year-over-year primarily due to market-share gains.

GLOBAL CLEARING SERVICES

Fourth Quarter

Fourth quarter 2005 Global Clearing Services net revenues were $263.4 million, up 7% from $246.8 million in the fourth quarter of 2004. Net interest revenue increased due to higher margin debt and customer short balances. Average customer margin debt balances for the quarter ended November 30, 2005 were $60.3 billion, up from $52.0 billion in the prior year quarter. Customer short balances averaged $81.2 billion during the fourth quarter of 2005, up from $78.2 billion in prior year period.

Full Year

Net revenues for the 2005 fiscal year in Global Clearing Services were $1.1 billion, up 15% from $932.4 million in fiscal 2004. Net interest revenues increased due to higher levels of customer margin debt and customer short balances. Average customer margin debt balances for the year were $58.5 billion as compared with $48.0 billion for the year ended November 30, 2004. Customer short balances averaged $84.4 billion during the 2005 fiscal year, up from $76.3 billion in fiscal 2004.

WEALTH MANAGEMENT

Fourth Quarter

In the Wealth Management segment, which includes Private Client Services and Asset Management, net revenues were $184.3 million for the quarter ended November 30, 2005, up 17% from $157.2 million in the fourth quarter of 2004.

•

Private Client Services revenues were $116.8 million in the fourth quarter of 2005, an increase of 7% from the $109.6 million earned in the 2004 quarter. The increase reflects growth in revenues from fee-based products, the continued expansion of the sales force, and increased individual investor activity levels.

•

Asset Management net revenues grew 42% to $67.5 million for the fourth quarter of 2005 from $47.6 million in the prior year quarter. The rise in revenues was due to increased performance fees from proprietary hedge fund products, as well as management fees from increased assets under management.

Full Year

Wealth Management net revenues were $678.8 million for fiscal 2005, an increase of 8% compared with $626.3 million in fiscal 2004.

•

Revenues from Private Client Services rose 2% to $450.2 million for the 2005 fiscal year from $441.2 million for fiscal 2004. The improvement reflects the increased contribution from fee-based assets and higher net interest revenues.

•

The Asset Management business reported record net revenues of $228.6 million for the 2005 fiscal year, up 24% from $185.1 million in the prior year. The main drivers of this record setting performance were growth in assets under management and a greater contribution to revenues from management and performance fees.

•	Assets under management rose to $41.9 billion as of November 30, 2005 from $37.8 billion as of November 30, 2004.

EXPENSES

Fourth Quarter

•	Compensation as a percentage of net revenues was 46.2% for the fourth quarter of 2005 compared with 43.8% for the quarter ended November 30, 2004.
•

Non-compensation expenses were $428.6 million for the quarter ended November 30, 2005, down 13% from $491.2 million in the 2004 quarter. The decrease in non-compensation expenses is primarily due to decreased legal and litigation related expenses.

The 2005 fourth quarter pre-tax profit margin was 31.1% as compared with 29.3% for the prior year quarter.

Full Year

•	For the twelve-months ended November 30, 2005, compensation as a percentage of net revenues was 47.9% as compared with 47.8% for fiscal 2004.
•

Non-compensation expenses for the fiscal year 2005 were $1.65 billion, 7% higher than the $1.54 billion reported in 2004. Non-compensation expense as a percentage of net revenues for fiscal 2005 was 22.3% as compared with 22.6% in fiscal 2004. Non-compensation expenses rose due to higher communications, technology, and occupancy costs associated with increased headcount. Professional fees and legal and litigation related costs also rose.

For fiscal year 2005 the pre-tax margin was 29.8% versus 29.7% in fiscal year 2004.

As of November 30, 2005, total capital, including stockholders’ equity and long-term borrowings, was $54.3 billion. Book value on November 30, 2005 was $71.08 per share, based on 146.4 million shares outstanding. The company repurchased approximately 8.5 million shares of its common stock during fiscal 2005.

Share Repurchase Authorization

The Board of Directors of the company approved an amendment to its share repurchase program to allow the company to purchase up to $1.5 billion in aggregate cost of common stock. This amendment supercedes the previous $1.0 billion authorization. The company acquired approximately $655.2 million of common stock under the previous program. The share repurchase program will be used primarily to acquire shares of common stock for the company’s employee stock award plans. Purchases may be made in the open market or through privately negotiated transactions in 2006 or beyond.

Quarterly Common Stock Cash Dividend Declared

The Board of Directors of The Bear Stearns Companies Inc. declared a regular quarterly cash dividend of 28 cents per share on the outstanding shares of common stock payable January 27, 2006 to stockholders of record on January 17, 2006. This represents a 12% increase over the 25 cent per share dividend declared for the fourth quarter of 2005.

Quarterly Preferred Stock Cash Dividends Declared

The Board of Directors of The Bear Stearns Companies Inc. declared the following regular quarterly dividends: (i) a cash dividend of $3.075 per share on the outstanding shares of 6.15% Cumulative Preferred Stock, Series E (which is equivalent to 76.875 cents per related depositary share); (ii) a cash dividend of $2.86 per share on the outstanding shares of 5.72% Cumulative Preferred Stock, Series F (which is equivalent to 71.50 cents per related depositary share); and (iii) a cash dividend of $2.745 per share on the outstanding shares of 5.49% Cumulative Preferred Stock, Series G (which is equivalent to 68.625 cents per related depositary share); all payable January 15, 2006 to stockholders of record on December 30, 2005.

Founded in 1923, The Bear Stearns Companies Inc. (NYSE: BSC) is the parent company of Bear, Stearns & Co. Inc., a leading investment banking, securities trading and brokerage firm. With approximately $54.3 billion in total capital, Bear Stearns serves governments, corporations, institutions and individuals worldwide. The company’s business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales and trading, securities research, private client services, derivatives, foreign exchange and futures sales and trading, asset management and custody services. Through Bear, Stearns Securities Corp., it offers financing, securities lending, clearing and technology solutions to hedge funds, broker-dealers and investment advisors. Headquartered in New York City, the company has approximately 11,500 employees worldwide. For additional information about Bear Stearns, please visit the firm’s web site at http://www.bearstearns.com.

***

Financial Tables Attached

Certain statements contained in this discussion are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those discussed in the forward-looking statements. For a discussion of the risks and uncertainties that may affect the company’s future results, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Management” in the company’s 2004 Annual Report to Stockholders and similar sections in the company’s quarterly reports on Form 10-Q which have been filed with the Securities and Exchange Commission.

A conference call to discuss the company’s results will be held on Thursday, December 15, 2005, at 10:00 a.m., E.S.T. The call will be open to the public. Those wishing to listen to the conference call should dial 1-800-374-2412 (or 1-706-634-7253 for international callers) at least 15 minutes prior to the commencement of the call to ensure connection. The conference call will also be accessible through our website at http://www.bearstearns.com. For those unable to listen to the live broadcast of the call, a replay will be available on our website or by dialing 1-800-642-1687 (or 1-706-645-9291 for international callers) at approximately 1:00 p.m. E.S.T. The pass code for the replay is 3158449. The replay will be available until midnight on Friday, December 30, 2005. If you have any questions on how to obtain access to the conference call, please contact Joanne Jarema at 1-212-272-4417 or via email at jjarema@bear.com.

THE BEAR STEARNS COMPANIES INC. SEGMENT DATA
(UNAUDITED)

	Three Months Ended			% Change From		Twelve Months Ended		% Change
	November 30,	November 30,	August 31,	November 30,	August 31,	November 30,	November 30,
	2005	2004	2005	2004	2005	2005	2004
	(In thousands)					(In thousands)
NET REVENUES

Capital Markets
Institutional Equities	$372,590	$299,129	$333,620	24.6%	11.7%	$1,409,603	$1,071,609	31.5%
Fixed Income	838,571	713,039	739,242	17.6%	13.4%	3,251,333	3,186,741	2.0%
Investment Banking	231,195	424,737	299,935	(45.6%)	(22.9%)	980,459	1,072,770	(8.6%)
Total Capital Markets	1,442,356	1,436,905	1,372,797	0.4%	5.1%	5,641,395	5,331,120	5.8%

Global Clearing Services	263,391	246,797	258,042	6.7%	2.1%	1,067,985	932,416	14.5%

Wealth Management
Private Client Services(1)	116,772	109,575	113,897	6.6%	2.5%	450,181	441,242	2.0%
Asset Management	67,494	47,631	55,686	41.7%	21.2%	228,643	185,085	23.5%
Total Wealth Management	184,266	157,206	169,583	17.2%	8.7%	678,824	626,327	8.4%

Other(2)	(2,711)	(12,251)	11,858	77.9%	nm	22,590	(76,980)	nm

Total net revenues	$1,887,302	$1,828,657	$1,812,280	3.2%	4.1%	$7,410,794	$6,812,883	8.8%

PRE-TAX INCOME

Capital Markets	$539,950	$577,374	$492,155	(6.5%)	9.7%	$1,969,564	$1,980,513	(0.6%)
Global Clearing Services	117,899	126,011	127,486	(6.4%)	(7.5%)	526,148	404,312	30.1%
Wealth Management	13,738	12,689	4,894	8.3%	180.7%	39,665	66,942	(40.7%)
Other(2)	(85,450)	(180,253)	(44,380)	52.6%	(92.5%)	(328,318)	(429,613)	23.6%

Total pre-tax income	$586,137	$535,821	$580,155	9.4%	1.0%	$2,207,059	$2,022,154	9.1%

(1) Private Client Services Detail:
Gross Revenues, before transfer to Capital Markets Segment	$141,201	$128,145	$138,987			$543,767	$526,122
Revenue transferred to Capital Markets segment	(24,429)	(18,570)	(25,090)			(93,586)	(84,880)
Private Client Services net revenues	$116,772	$109,575	$113,897			$450,181	$441,242

(2) Includes consolidation and elimination entries, unallocated revenues (predominantly interest) and certain corporate administrative functions, including certain legal costs and costs related to the
Capital Accumulation Plan for Senior Managing Directors ("CAP Plan").

nm - not meaningful

THE BEAR STEARNS COMPANIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended			% Change From
	November 30,	November 30,	August 31,	November 30,	August 31,
	2005	2004	2005	2004	2005
	(In thousands, except share and per share data)

REVENUES
Commissions	$298,670	$289,099	$290,799	3.3%	2.7%
Principal transactions	994,063	848,155	883,142	17.2%	12.6%
Investment banking	237,180	396,211	315,897	(40.1%)	(24.9%)
Interest and dividends	1,549,526	769,678	1,344,089	101.3%	15.3%
Asset management and other income	101,665	79,163	91,467	28.4%	11.1%
Total revenues	3,181,104	2,382,306	2,925,394	33.5%	8.7%
Interest expense	1,293,802	553,649	1,113,114	133.7%	16.2%
Revenues, net of interest expense	1,887,302	1,828,657	1,812,280	3.2%	4.1%

NON-INTEREST EXPENSES
Employee compensation and benefits	872,548	801,623	850,985	8.8%	2.5%
Floor brokerage, exchange and clearance fees	51,944	57,283	55,029	(9.3%)	(5.6%)
Communications and technology	104,723	94,667	97,668	10.6%	7.2%
Occupancy	44,121	37,690	43,354	17.1%	1.8%
Advertising and market development	30,745	28,554	32,784	7.7%	(6.2%)
Professional fees	61,183	65,369	60,018	(6.4%)	1.9%
Other expenses	135,901	207,650	92,287	(34.6%)	47.3%
Total non-interest expenses	1,301,165	1,292,836	1,232,125	0.6%	5.6%

Income before provision for income taxes	586,137	535,821	580,155	9.4%	1.0%
Provision for income taxes	179,180	183,215	201,850	(2.2%)	(11.2%)
Net income	$406,957	$352,606	$378,305	15.4%	7.6%

Net income applicable to common shares	$401,505	$345,990	$372,357	16.0%	7.8%

Adjusted net income used for diluted earnings per share (1)	$421,496	$372,632	$394,919	13.1%	6.7%

Basic earnings per share	$3.21	$2.91	$2.96	10.3%	8.4%
Diluted earnings per share	$2.90	$2.61	$2.69	11.1%	7.8%

Weighted average common shares outstanding:
Basic	128,999,257	125,346,024	130,194,452
Diluted	145,534,789	142,672,823	147,051,538

Cash dividends declared per common share	$0.25	$0.25	$0.25

(1) Represents net income reduced for preferred stock dividends and increased for costs related to the CAP Plan and the redemption of preferred stock.
For earnings per share, the costs related to the CAP Plan (net of tax) are added back as the shares related to the CAP Plan are included in weighted average common shares outstanding.

THE BEAR STEARNS COMPANIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Twelve Months Ended		% Change
	November 30,	November 30,
	2005	2004
	(In thousands, except share and per share data)

REVENUES
Commissions	$1,200,454	$1,178,074	1.9%
Principal transactions	3,836,017	3,595,595	6.7%
Investment banking	1,037,213	1,031,051	0.6%
Interest and dividends	5,107,019	2,317,315	120.4%
Asset management and other income	371,744	299,867	24.0%
Total revenues	11,552,447	8,421,902	37.2%
Interest expense	4,141,653	1,609,019	157.4%
Revenues, net of interest expense	7,410,794	6,812,883	8.8%

NON-INTEREST EXPENSES
Employee compensation and benefits	3,553,216	3,253,862	9.2%
Floor brokerage, exchange and clearance fees	221,553	230,652	(3.9%)
Communications and technology	401,673	369,176	8.8%
Occupancy	167,825	141,916	18.3%
Advertising and market development	126,678	113,800	11.3%
Professional fees	229,198	197,086	16.3%
Other expenses	503,592	484,237	4.0%
Total non-interest expenses	5,203,735	4,790,729	8.6%

Income before provision for income taxes	2,207,059	2,022,154	9.1%
Provision for income taxes	744,882	677,421	10.0%
Net income	$1,462,177	$1,344,733	8.7%

Net income applicable to common shares	$1,437,856	$1,316,661	9.2%

Adjusted net income used for diluted earnings per share (1)	$1,520,108	$1,418,420	7.2%

Basic earnings per share	$11.42	$10.88	5.0%
Diluted earnings per share	$10.31	$9.76	5.6%

Weighted average common shares outstanding:
Basic	130,326,947	127,468,061
Diluted	147,467,992	145,284,589

Cash dividends declared per common share	$1.00	$0.85

(1) Represents net income reduced for preferred stock dividends and increased for costs related to the CAP Plan and the redemption of preferred stock.
For earnings per share, the costs related to the CAP Plan (net of tax) are added back as the shares related to the CAP Plan are included in weighted average common shares outstanding.

THE BEAR STEARNS COMPANIES INC.
SELECTED FINANCIAL INFORMATION
(UNAUDITED)

	Twelve Months Ended		Three Months Ended
	November 30,	November 30,	November 30,	August 31,	May 31,	February 28,	November 30,	August 31,	May 31,	February 29,
	2005	2004	2005	2005	2005	2005	2004	2004	2004	2004
	(In thousands, except common share data and other data)

Results
Revenues, net of interest expense	$7,410,794	$6,812,883	$1,887,302	$1,812,280	$1,873,552	$1,837,660	$1,828,657	$1,534,765	$1,723,538	$1,725,923
Net income	$1,462,177	$1,344,733	$406,957	$378,305	$298,110	$378,805	$352,606	$283,259	$347,803	$361,065
Net income applicable to common shares	$1,437,856	$1,316,661	$401,505	$372,357	$291,667	$372,327	$345,990	$276,416	$340,609	$353,646
Adjusted net income used for diluted earnings per share (1)	$1,520,108	$1,418,420	$421,496	$394,919	$309,660	$394,032	$372,632	$300,984	$366,027	$378,778

Financial Position
Stockholders' equity, at period end	$10,781,416	$8,990,872	$10,781,416	$9,881,046	$9,641,514	$9,518,898	$8,990,872	$8,067,519	$8,006,834	$7,817,777
Total capital, at period end	$54,270,770	$45,834,149	$54,270,770	$52,070,689	$49,330,143	$48,491,012	$45,834,149	$41,567,718	$39,973,413	$39,970,906

Common Share Data
Basic earnings per share	$11.42	$10.88	$3.21	$2.96	$2.32	$2.94	$2.91	$2.31	$2.77	$2.88
Diluted earnings per share	$10.31	$9.76	$2.90	$2.69	$2.09	$2.64	$2.61	$2.09	$2.49	$2.57
Book value per common share, at period end	$71.08	$59.13	$71.08	$67.18	$64.67	$62.88	$59.13	$55.13	$53.38	$51.19
Weighted average common shares outstanding:
Basic	130,326,947	127,468,061	128,999,257	130,194,452	130,663,337	131,261,212	125,346,024	127,014,483	129,071,295	129,118,964
Diluted	147,467,992	145,284,589	145,534,789	147,051,538	148,037,979	149,193,402	142,672,823	144,201,755	146,921,897	147,108,483
Common shares outstanding, at period end (2)	146,431,767	144,484,099	146,431,767	146,341,980	145,928,440	146,012,775	144,484,099	144,052,137	144,285,667	144,320,701

Financial Ratios
Return on average common equity (annualized)	16.5%	19.1%	17.7%	16.9%	13.5%	17.8%	19.5%	15.9%	19.6%	21.3%
Adjusted pre-tax profit margin (3)	31.7%	32.3%	32.9%	34.2%	26.4%	33.5%	31.8%	31.7%	32.3%	33.3%
Pre-tax profit margin (4)	29.8%	29.7%	31.1%	32.0%	24.7%	31.5%	29.3%	28.9%	29.7%	30.8%
After-tax profit margin (5)	19.7%	19.7%	21.6%	20.9%	15.9%	20.6%	19.3%	18.5%	20.2%	20.9%
Compensation & benefits / Revenues, net of interest expense	47.9%	47.8%	46.2%	47.0%	49.3%	49.3%	43.8%	48.4%	49.9%	49.2%

Other Data (in billions, except employees)
Margin debt balances, at period end	$59.5	$57.3	$59.5	$59.6	$53.9	$61.3	$57.3	$49.6	$44.4	$47.9
Margin debt balances, average for period	$58.5	$48.0	$60.3	$57.2	$58.7	$58.0	$52.0	$46.6	$46.7	$46.6
Customer short balances, at period end	$79.9	$85.4	$79.9	$80.6	$82.5	$93.9	$85.4	$73.7	$74.9	$77.0
Customer short balances, average for period	$84.4	$76.3	$81.2	$81.3	$86.8	$88.5	$78.2	$75.6	$77.2	$74.3
Securities borrowed, at period end	$54.6	$65.2	$54.6	$53.4	$59.7	$67.8	$65.2	$58.9	$59.7	$62.0
Securities borrowed, average for period	$62.8	$63.8	$57.1	$59.4	$65.1	$69.6	$64.1	$63.3	$65.3	$62.6
Free credit balances, at period end	$31.0	$30.8	$31.0	$29.6	$31.6	$30.2	$30.8	$29.3	$28.8	$26.1
Free credit balances, average for period	$29.7	$28.6	$28.4	$28.6	$30.6	$31.1	$28.8	$30.8	$28.1	$26.5
Assets under management, at period end	$41.9	$37.8	$41.9	$40.3	$39.8	$40.2	$37.8	$31.1	$30.2	$31.5
Employees, at period end	11,843	10,961	11,843	11,498	11,141	11,019	10,961	10,715	10,469	10,431

(1) Represents net income reduced for preferred stock dividends and increased for costs related to the CAP Plan and the redemption of preferred stock.
For earnings per share, the costs related to the CAP Plan (net of tax) are added back as the shares related to the CAP Plan are included in weighted average common shares outstanding.

(2) Represents shares used to calculate book value per common share.  Common shares outstanding include units issued under certain stock compensation plans which will be distributed as shares of common stock.

(3) Represents the ratio of income before both CAP Plan costs and provision for income taxes to revenues, net of interest expense.
(4) Represents the ratio of income before provision for income taxes to revenues, net of interest expense.
(5) Represents the ratio of net income to revenues, net of interest expense.
Note: Certain reclassifications have been made to prior period amounts to conform to the current period’s presentation.